Exhibit 10.25

AMENDMENT TO COMMERCIAL LEASE NO. 1

BETWEEN THE UNDERSIGNED:

SCI CYMAISE, a company with capital stock of 2,286.74 € having its registered office at Chemin Doyen Gosse, 38330 Saint Ismier, France, recorded in the Commercial Register of Grenoble under No. 339 711 079.

Represented by Alain Tornier in his capacity as manager,

Hereinafter “THE LESSOR”,

THE PARTY OF THE FIRST PART

and “TORNIER”, a société par actions simplifiée with capital stock of 311,024 €, having its registered office at Rue Doyen Gosse - 38330 Saint Ismier, recorded in the Commercial Register of Grenoble under No. 070.501.275, represented by Douglas Kohrs, Chairman and CEO,

Hereinafter “THE LESSEE”,

THE PARTY OF THE SECOND PART

The parties agree as follows:

RECITALS

The Lessee hereby gives the Lessor notification of the following changes in the legal organization of the TORNIER Group during the 2007 fiscal year:

Under the terms of a decision by the single shareholder dated July 31, 2007, TORNIER HOLDING SAS was absorbed in the form of a merger by TORNIER SAS, a transaction that included the transfer of all of its assets, rights and obligations. TORNIER SAS is therefore subrogated by law in the lease dated May 30, 2006, entered into between SCI CYMAISE and TORNIER HOLDING SAS. The lease in question relates to premises of 117 m2 used as offices in addition to a parking area of 8 m2 located in Saint Ismier in exchange for an annual rent, net of taxes, of 13,269 €, with a security deposit of 3,317 €, corresponding to 3 months rent, to guarantee payment of the rent.

Under the terms of a decision by the single shareholder dated December 29, 2007, TORNIER MEDI-QUAL Sarl and TORNIER BIOTECHNIC Sarl were dissolved and all of their assets and liabilities were transferred to TORNIER SAS, which has its registered office in Saint Ismier (38330), Rue Doyen Gosse, and is a société par actions simplifiée recorded in the Commercial Register maintained by the Tribunal of Commerce of Grenoble under No. 070 501 275. TORNIER SAS therefore assumes responsibility for the leases of the two above-mentioned companies with SCI CYMAISE described as follows:

1 - a lease with TORNIER MEDI-QUAL Sarl for the premises located in St. Ismier with an area of 58 m2 used as offices plus a parking area of 4 m2 for an annual rent, net of taxes, of 6,578 €, with a security deposit of 1,645 €, corresponding to 3 months rent, to guarantee payment of the rent.

2 - lease with TORNIER BIOTECHNIC Sarl for the premises located in St. Ismier used as follows:

                • offices 1290 m2

                • equipment or storage 240 m2

                • workshop 148 m2

                • lunchroom 75 m2

plus a parking area of 4 m2, in exchange for an annual rent, net of taxes, of 169,289 € with a security deposit of 42,322 €, corresponding to 3 months rent, as a guarantee of payment of the rent.

Consequently, for reasons of administrative simplification, the lessee would like to transfer from TORNER COMMERCIAL to TORNIER SAS the commercial lease executed on May 30, 2006, covering the premises located in St. Ismier of 48 m2 used as office space plus a parking area of 3 m3 for an annual rent, net of taxes, of 5,440 €, with a security deposit in the amount of 1,360 €, corresponding to 3 months rent. The parties have agreed to transfer the lease to TORNIER SAS pursuant to Article 12 of the above referenced lease.

Under the terms of the lease dated May 30, 2006, the lessor leased to the lessee a building located in St. Ismier for the uses listed below:

                • offices 165 m3

                • equipment or storage 791 m2

                • production 1031 m2

                • lunchroom 125 m2

plus a parking area of 18 m2 in exchange for an annual rent, net of taxes, of 121,289 €, with a security deposit of 30,322 € to guarantee payment of the rent.

The purpose of this supplemental agreement is to modify the description of the leased areas, which have been increased from the areas indicated in the commercial leases signed on May 30, 2006, by the Lessor and the Lessee with, respectively, TORNIER HOLDING SAS, TORNIER MEDI-QUAL Sarl, TORNIER BIOTECHNIC Sarl and TORNIER COMMERCIAL Sarl.

The total of the annual rents paid by TORNIER HOLDING SAS, TORNIER MEDI-QUAL Sarl, TORNIER BIOTECHNIC Sarl and TORNIER COMMERCIAL Sarl are currently assumed by TORNIER SAS in an unchanged total amount.

AGREEMENT

The “Lessor” having agreed to the subrogation of TORNIER SAS in the rights and obligations of the leases described in the “Recitals” section of this Agreement, the parties have agreed that their new relationship shall be governed by this Supplemental Agreement.

Consequently, the “lessor” leases, subject to the terms and conditions set forth below, to the “Lessee”, which accepts, the property described below:

1/            DESCRIPTION

The premises are located on Rue Doyen Gosse in St. Ismier (38330), comprising a total surface area of 4,125 m2, broken down as follows:

•              office space 1678 m2

•              equipment or storage 1031 m2

•              workshop 1179 m2

•              lunchroom 200 m2

plus a parking area of 37 m2

Any error in the above description may not be invoked as grounds for a reduction or increase of the rent, and the parties represent and warrant that they are completely familiar with the size, location and characteristics of the future properties.

2/            TERM - ENTRY INTO FORCE

This lease is granted and accepted for a period of nine full and consecutive years, is in force retroactive to May 30, 2006, and expires May 30, 2015.

Pursuant to the provisions of Article L. 145-4 of the Commercial Code, the Lessee shall have the option of cancelling the lease at the expiration of each three-year period; the Lessor shall have the same option if it intends to invoke the provisions of Articles L. 145-18, L. 145-12 and L. 145-24 of the Commercial Code to rebuild the existing structure, to add floors to the building or to carry out work specified or authorized in the context of a real estate restoration operation.

3/            INTENDED OCCUPATION AND USE

Subject to the provisions of Article 19 below, the Lessee itself must peacefully occupy the leased premises in accordance with the requirements of the Civil Code and for the needs of the administrative and technical operations (including but not limited to packaging and storage) inherent to the activity of the manufacture and sale of surgical instruments and products, to the exclusion of any other utilization.

The lessee may not modify this intended use on any pretext, even temporarily, nor may it change the nature of the activity conducted on the premises.

The lessee may, however, add associated or complementary activities, although on the explicit condition that it makes its intentions known to the lessor and asks it for the authorization via extrajudicial process pursuant to Articles L. 145-47 ff. of the Commercial Code.

4/            CONDITION OF THE LEASED PREMISES

The lessee accepts the premises in their current condition as of the date of this agreement.

5/            MAINTENANCE

To the exclusion of the repairs stipulated in Article 606 of the Civil Code, which remain the responsibility of the lessor, the lessee shall maintain the leased premises in good condition and is responsible for minor repairs necessitated by its tenancy.

The lessee shall maintain all the installations for its own personal use, including but not limited to heating, air conditioning, fire extinguishers, electrical installations, lines and conduits for water, natural gas, electricity, telephone and miscellaneous fluids, as well as the latches and locks of the windows, doors and shutters, metal shutters, plate glass, window panes, floors, tiling, floor coverings, paneling, ceilings etc.

The lessee shall be liable for accidents caused by and to these items.

The lessee must take all precautions to prevent damage caused by ice or freezing.

The lessee shall also be liable for all repairs that are normally the responsibility of the lessor, but which may be required either because of the failure of the lessee to perform repairs for which it is responsible as cited above, or as a result of wear or damage caused by the lessee, its employees or its visitors, either in the leased premises or in other parts of the building.

6/            REPAIRS AND CONSTRUCTION IN THE BUILDING

The lessee must permit, regardless of the any annoyances experienced by it, all repairs, reconstructions, addition of floors and any other construction work that may be performed in the building and may not request any indemnity or reduction of the rent, regardless of the scope and duration of the work, and waiving the provisions of Article 1724 of the Civil Code, even when the work lasts for a period longer than forty days.

The lessee must immediately inform the lessor of any repair for which the latter is responsible and the lessee finds is necessary. The lessee may be liable for any consequences resulting from its failure or delay in notifying the lessor of the need for such repairs.

The lessee must remove, at its own expense and without delay, all falsework and decorations, as well as all installations it may have constructed and the removal of which is necessary for the identification and repair of leaks of all types, cracks in the exhaust or ventilation ducts, including but not limited to after fires or seepage and in general for the execution of all construction work.

The lessee must remove at its own expense and without delay, during the resurfacing of outside walls, all fixtures, signage etc., the removal of which may be necessary for the execution of the work.

7/            TRANSFORMATIONS AND IMPROVEMENTS BY THE LESSEE

The lessee may not perform any demolition, construction or any change of layout, partitioning, make any openings in the walls or install any panel or sign on the facades or anywhere else in the leased premises without prior written permission from the lessor. If the work is authorized, the work must be performed under the supervision of the lessor’s architect, whose fees shall be paid by the lessee.

Upon the expiration of this lease, all decorations, improvements and constructions installed by the lessee in the leased premises shall remain the property of the lessor without any compensation paid to the lessee.

8/            FURNISHING AND OBLIGATION TO USE

The lessee must keep the leased premises in continuous use. The lessee must also furnish the premises and keep them continuously stocked at all times with equipment, merchandise and furniture of sufficient value to cover the payment of the rent and the miscellaneous payments or reimbursements that are associated with the use of the premises.

9/            INSURANCE

The lessee must insure with a solvent insurance company and keep covered for the entire term of the lease all equipment, furniture, merchandise and miscellaneous items used to furnish the leased premises, as well as all the installations and fixtures, in particular against fire, explosions, water damage and natural disasters.

The coverage must include, among other things, electrical damage, breakage of computer and office equipment, glass breakage, tangible and intangible damage resulting from theft or attempted theft, costs of removal and replacement, removal of debris and demolition, including transport of the rubble, expert’s fees and indirect losses.

The lessee must also obtain coverage for claims by neighbors and third parties.

The lessee must also purchase insurance covering the pecuniary consequences of its civil liability, and bodily injury or property damage that may be caused to third parties, not only as a result of its tenancy and the use of the fixtures and installations, but also damage and injury caused by its employees and vicarious agents.

The policy must also provide coverage of the pecuniary consequences of the lessor’s civil liability on account of any damage that may be caused to third parties by the buildings, land, walls and fences.

The lessor and its insurors waive all recourse against the lessee, this waiver of recourse being reciprocal, whereby the lessee and its insurors also waive all recourse against the lessor.

In response to a first request from the lessor or its representative, the lessee must provide documentary evidence of the subscription of said insurance policies and the payment of the corresponding premiums.

10/          PREVENTION OF NATURAL AND TECHNOLOGICAL RISKS

The lessee acknowledges, pursuant to the provisions of Article L. 125-5 of the Environmental Code, that it has been informed of the status of the leased premises with regard to natural and technological risks, and that it is aware of the status of the natural and technological risks. The lessee also acknowledges receipt of the summary report prepared by the Prefecture of Isère, as well as the status of the risks, as these documents are annexed to this Agreement.

11/          TAXES AND ASSESSMENTS

Independently of the reimbursements it may be required to make to the lessor, the lessee must pay all taxes, contributions or assessments for which it is responsible and for which the lessor may be held liable for any reason whatever, and must prove the payment of the amounts in question in response to any request from the lessor, in particular upon the expiration of the lease, before vacating the premises.

The parties explicitly agree that the lessee shall reimburse the lessor for its percentage of the real-estate tax on the improved property.

This participation shall be payable, at the option of the lessor, either at the end of the period, upon receipt of the tax assessment, or in installments, quarterly and in advance, at the same time as the rent for the premises currently leased, with a settlement at the end of the period, as soon as the lessor has been informed of the exact amount of said tax.

12/          COMPLIANCE WITH GOVERNMENT AND OTHER REQUIREMENTS

The lessee must obey the requirements, regulations and orders in force, including but not limited to those related to road maintenance, cleanliness, the police, the labor inspection office and compliance of the premises with general health and safety standards, so that the lessor is protected and held harmless from any and all claims, and the lessee must be responsible for all resulting repairs and construction work.

If, now or in the future, there are formal regulations governing the use and enjoyment of the property or condominium rules for the building, the lessee must obey all such rules and regulations. The lessee must also comply with any decision duly adopted by the meeting of the co-owners.

13/          CLAIMS FROM OR AGAINST THIRD PARTIES

The lessee must assume personal responsibility, at its own risk, peril and expense for any claims made by the other occupants of the building, the neighbors or third parties, including but not limited to noise, odors, heat or trepidations, caused by it or by equipment belonging to it, whereby the lessor must be protected and held harmless from any such claims.

Nevertheless, if the lessor is required to pay any sums as a result of the lessee’s actions, the lessee shall be required to reimburse the lessor without delay.

The lessee must assume personal responsibility for all damage caused to the leased premises and all interference with enjoyment caused by the other occupants of the building, neighbors or third parties and must take action directly against the parties responsible for the interference, whereby the lessor must be protected and held harmless.

14/          SECURITY

The lessee shall be personally responsible for the security and surveillance of its premises. The lessor may not in any case or for any reason be held liable for thefts or misappropriation of which the lessee may be the victim in the leased premises.

15/          DESTRUCTION OF THE LEASED PREMISES

If the premises are totally destroyed by an event which is beyond the lessor’s control, this lease shall be cancelled ipso jure without payment of any indemnity.

In the event of a partial destruction of the premises, this lease may be cancelled without indemnity at the request of either party, notwithstanding the provisions of Article 1722 of the Civil Code, but without prejudice, for the lessor, to its potential recourse against the lessee if the destruction was the fault of the latter.

16/          INTERRUPTION IN PUBLIC UTILITIES

The lessor may not be held liable for irregularities or interruptions in the supply of water, natural gas, electricity or any other analogous public utilities outside the building, nor is the lessor required to give the lessee advance notice of interruptions.

17/          RETURN OF THE PREMISES

On the occasion of the expiration of the lease, the lessee must notify the lessor one month in advance of the date on which it plans to vacate the premises so that the lessor can submit the required information to the tax authorities.

The lessee must return the keys on the day it vacates the premises, even if that is before the expiration of the current term of the lease.

18/          AMENDMENT - WAIVERS - SEVERABILITY

This agreement may only be amended by an explicit written document in the form of a bilateral agreement or an exchange of letters.

An amendment of this type may not in any case be deemed to have been made as a result of a lack of action on the part of either party or a simple failure of any frequency and duration to enforce its rights. The lessor and the lessee are free at any time to demand the strict enforcement of the clauses and stipulations that have not been the subject of an explicit or written amendment.

The lease is held to be indivisible for the sole benefit of the lessor, in particular in the case of any sub-lease that may be authorized. In the case of co-lessees as the result of any change of ownership, the obligation of the co-lessees shall be deemed joint and indivisible.

19/          ASSIGNMENT - SUB-LEASING

The lessee may not:

•              allow the enjoyment of the leased premises to any party whatever in any form whatever, even temporarily, for free or for a short period, or sub-lease the premises in whole or in part, except for the benefit of any company having its registered office in France which is the parent company or subsidiary of the lessee, or for the benefit of any company having its registered office in France that controls the lessee or is controlled by the lessee within the meaning of Article L. 233-3-I of the Commercial Code.

•              assign its right to this lease, except in totality to its business successor, in which case it must obtain permission for said assignment from the lessor and not simply notify it of the transfer of the lease, and must give the lessor an execution copy or a copy of the assignment document which shall serve as title with respect to the assignee.

The lessee shall remain the guarantor, jointly and severally with its assignee and all successive assignees, as well as with its sub-lessee or sub-lessees, for payment of the rent and charges, current and future, and for compliance with the conditions of this lease.

The lessee may not transfer or assign the lease if any rent or charges are due.

20/          RENT

This lease is granted and accepted in exchange for an annual rent, net of taxes of three hundred fifteen thousand eight hundred sixty-five euros (315,865 €).

This rent will be subject to the value-added tax at the rate in force.

The lessee shall reimburse the lessor for the amount of the tax assessed on the rent and charges on the occasion of the payment of each installment of the rent.

The rent shall be payable quarterly and in advance in equal installments of seventy-eight thousand nine hundred sixty-six euros and twenty-five euro-cents (78,966.25 €) net of taxes, at the lessor’s registered office or at the offices of the person or company managing the leased premises in the lessor’s place, for the first time upon delivery of the premises and on the first day of each calendar quarter thereafter.

Miscellaneous charges and services shall be reimbursed under the conditions described in greater detail in the article entitled “Charges” below.

The rent for the premises described above is subject to variations in proportion to the index of the cost of construction published quarterly by the I.N.S.E.E.

This article constitutes a conventional indexing clause and does not refer to the triennial revision permitted by law pursuant to Articles 26 and 27 of the Decree dated September 30, 1953, which shall be applied ipso jure.

The rent shall be adjusted on the basis of this clause every 3 years counting from the date of entry into force of the lease. The rent shall vary by the same percentage as the selected index. The indexing shall enter into force automatically without the requirement for prior notification.

If the selected index is no longer published or can no longer be applied for any reason whatever, it shall be replaced by the closest index, which shall be identified, in case of doubt, by an expert acting for both parties, appointed by agreement between them or, if no agreement can be reached, by an order of the President of the court in response to a petition from the more diligent party. If the expert declines to accept the assignment, resigns or is unable to perform the task for any reason whatever, a replacement shall be appointed in the same manner.

21/          CHARGES

The lessee shall pay, either by direct payment to the supplier or by reimbursement to the lessor, its proportional share of the costs of maintenance, services and all other building charges, plus the VAT, where applicable.

The lessee shall pay all the expenses for the supply of water, natural gas, fuel, telephone, security etc. directly.

The reimbursement to the lessor of all these charges or expenses shall be made at the same time as the payment of each installment of the rent in the form of provisional installment payments, with a final settlement once a year.

22/          CANCELLATION

If payment in full of even a single installment of the rent or reimbursement of expenses, charges or services that represent accessory costs is not received when due, or in the event of a default of any of the conditions of this lease, and one month after a simple demand for payment or an official demand for payment from a bailiff has gone unheeded, containing a statement by the lessor of its intention to invoke this clause, this lease shall be cancelled ipso jure if the lessor considers it appropriate, without the need to bring formal proceedings

If the lessee refuses to vacate the premises, it may be evicted without delay by a simple interim order issued by the President of the Regional Court of Grenoble and immediately enforceable, notwithstanding any appeal.

23/          SECURITY DEPOSIT

The lessor shall receive from the lessee the sum of seventy-eight thousand nine hundred sixty-six euros (78,966 €) corresponding to three (3) months of rent, in payment of the rent and to guarantee the proper performance of the terms and conditions of this lease, repairs resulting from the tenancy and all amounts owed by the lessee for which the lessor could be held liable.

23/          COSTS

The lessee shall pay all the costs relating to this agreement and its successors.

24/          ADDRESS OF SERVICE

For the performance of this agreement and its successors, the parties elect address of service at the location of their respective registered offices.

Executed in Montbonnot in two originals

on December 29, 2007

for SCI CYMAISE	for SAS “TORNIER”
Alain Tornier	Douglas Kohrs

/s/ Alain Tornier	/s/ Douglas Kohrs